Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-202427 on Form S-3 of our report dated February 29, 2016 (August 15, 2016 as to Note 18) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to retrospective adjustments to the consolidating condensed financial information appearing in Note 18 as a result of transactions which occurred between entities under common control), relating to the consolidated financial statements and financial statement schedule of MGM Resorts International and subsidiaries appearing in the Current Report on Form 8-K filed August 15, 2016, and of our report dated February 29, 2016 relating to the effectiveness of MGM Resorts International and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of MGM Resorts International for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

August 15, 2016